Exhibit 99.3

CBS CORPORATION

Offer to Exchange up to 97,000,000 Shares of Common Stock of

CBS OUTDOOR AMERICAS INC.

which are owned by CBS Corporation for Outstanding Shares of Class B Common Stock of

CBS CORPORATION

Pursuant to the Prospectus dated June 11, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 9, 2014, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CBS CLASS B COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

June 11, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions:

In connection with the transactions described in the prospectus dated June 11, 2014 (the “Prospectus”), CBS Corporation (“CBS”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus, together with any amendments or supplements thereto, to exchange (the “Exchange Offer”) up to 97,000,000 shares of common stock (“Outdoor Americas common stock”) of CBS Outdoor Americas Inc. (“Outdoor Americas”), which are owned by CBS, for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B common stock”), of CBS that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of CBS Class B common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Prospectus, CBS is not conducting the Exchange Offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

No broker, dealer, commercial bank, trust company, custodian, other similar institution or fiduciary shall be deemed to be the agent of CBS or its financial advisors, Outdoor Americas, any of the dealer managers, the exchange agent or the information agent for purposes of the Exchange Offer.

Participants in the CBS 401(k) Plan or Outdoor 401(k) Plan should follow the special instructions that are being sent to them by the plan administrator. Such participants should not use the Letter of Transmittal to direct the tender of shares of CBS Class B common stock held in these plans. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of CBS Class B common stock allocable to their Savings Plan accounts, subject to certain limitations set forth in any instructions provided by the plan administrator. To allow sufficient time for the tender of shares by the trustee of the applicable Savings Plan, tendering holders must provide the tabulator for the trustee of the applicable Savings Plan with the requisite instructions by 1:00 p.m., New York City time, on July 3, 2014, unless the exchange offer is extended. If the exchange offer is extended, and if administratively feasible, the deadline for receipt of your direction may also be extended.

CBS’S OBLIGATION TO EXCHANGE SHARES OF OUTDOOR AMERICAS COMMON STOCK FOR SHARES OF CBS CLASS B COMMON STOCK IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED IN THE PROSPECTUS, WHICH YOU SHOULD READ CAREFULLY AND IN ITS ENTIRETY.

For your information and for forwarding to your clients for whom you hold shares of CBS Class B common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus;

2. a form of Letter of Transmittal for your use in accepting the Exchange Offer and tendering shares of CBS Class B common stock, including instructions therefor;

3. the Internal Revenue Service Form W-9 for U.S. Taxpayers, enclosed with the Letter of Transmittal;

4. a form of Notice of Guaranteed Delivery, to be used to accept the Exchange Offer if CBS Class B common stock and other required documents cannot be delivered to the exchange agent by 12:00 midnight, New York City time, on the expiration date of the Exchange Offer;

5. a form of Letter to Clients, which may be sent to your clients for whose accounts you hold shares of CBS Class B common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer;

6. a form of Notice of Withdrawal for use in withdrawing shares of CBS Class B common stock previously tendered in the Exchange Offer; and

7. a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 9, 2014, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of CBS Class B common stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration date of the Exchange Offer and, unless CBS has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once CBS accepts shares of CBS Class B common stock tendered pursuant to this Exchange Offer, the tender is irrevocable.

CBS will not pay any fees or commission to any broker, dealer or other person (other than to the dealer managers, financial advisors, information agent or the exchange agent for soliciting tenders of CBS Class B common stock pursuant to the terms of the Exchange Offer). CBS will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies, custodians and similar institutions for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of CBS Class B common stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of (1) a Letter of Transmittal for shares of CBS Class B common stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and (2) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson Inc., toll -free at 1-888-624-7035 (for all shareholders in the United States) and +1-781-575-3340 (all others outside the United States). You may also contact the information agent for assistance with any questions you may have about the Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CBS OR ITS FINANCIAL ADVISORS, OUTDOOR AMERICAS, ANY OF THE DEALER MANAGERS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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